Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES 2023 ANNUAL MEETING OF STOCKHOLDERS

APPOINTS DELOITTE & TOUCHE LLP AS AUDITOR

Newport Beach, CA – April 6, 2023 – American Vanguard Corporation (NYSE: AVD) announced the Company’s Board of Directors has set the date for the 2023 Annual Shareholders Meeting to take place at 11:00 am PT on Wednesday, June 7, 2023. Shareholders of record as of April 10, 2023, will be entitled to vote their shares at that meeting. As has been the case over the past few years, this will be a virtual meeting that will be webcast live. The Company expects to be distributing proxy materials in late April 2023. In addition, the Company’s Audit Committee (with ratification by its Board of Directors) has appointed Deloitte & Touche LLP, (“Deloitte”), to serve as the Company’s independent registered public accounting firm for the period ending December 31, 2023.

David T. Johnson, the Company’s Chief Financial Officer, stated, “We are pleased to announce the appointment of Deloitte as our independent registered public accounting firm and thank our former auditors, BDO USA LLP, for its many years of dedicated service and contributions to our Company.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 17 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 130 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac.com	Lcati@equityny.com